Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 16, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Universal Logistics Holdings, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of Universal Logistics Holdings, Inc. on Form S-3 (No. 333 259042) and Form S-8 (File No. 333-198376).

/s/ GRANT THORNTON LLP

Southfield, Michigan

March 16, 2022